Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 13, 2007, with respect to the consolidated financial statements of Ascent Energy Inc. incorporated by reference in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Ram Energy Resources, Inc. for the registration of its (1) common stock, (2) warrants to issue common stock and (3) unit purchase options to issue common stock and warrants to issue common stock.

/s/ ERNST & YOUNG LLP

February 19, 2008

Dallas, Texas